Exhibit 99.1


Press Release                                              FOR IMMEDIATE RELEASE
                                                   Contact:  Kurt D. Rosenberger
                                                          Phone:  (812) 829-2095


                        HOME FINANCIAL BANCORP ANNOUNCES
                       FOURTH QUARTER AND YEAR-END RESULTS

     Spencer, Indiana - (August 10, 2004) Home Financial Bancorp ("Company") (NASDAQ Symbol "HWEN"), an Indiana corporation which is the holding company for Owen Community Bank, s.b., ("Bank") based in Spencer, Indiana, announces results for the fourth quarter and twelve months ended June 30, 2004.

     Fourth Quarter Highlights:

        o Interest expense decreased 22% to $342,000;
        o Net interest income increased 6% to $793,000;
        o Net income increased 55% to $102,000.

     Twelve Months Highlights:

        o Interest expense decreased 25% to $1.5 million;
        o Repossession costs doubled to $229,000;
        o Investment losses totaled $180,000;
        o Income tax benefit totaled $57,000;
        o Net income rose 5% to $361,000.

     For the quarter ended June 30, 2004, the Company reported net income of $102,000, or $.08 diluted earnings per common share. Net income for the same period last year was $66,000, or $.05 diluted earnings per common share. Net income increased primarily due to a decrease in interest expense.

     Interest income from loans decreased $39,000 or 4% for the three months ended June 30, 2004, compared to the same period in 2003. This decrease was the result of a lower average yield on loans outstanding. Income from interest-bearing deposits, investment securities and Federal Home Loan Bank stock decreased $13,000 or 21% due to a decrease in the yield on deposits and a decrease in investment securities outstanding.

     The decrease in interest income was more than offset by lower interest expense. Interest expense for the quarter decreased $97,000 or 22%. Despite an increase in deposit and borrowing volume, lower cost deposits and borrowings led to the drop in interest expense. The Company's net interest margin was 5.7% for the quarter ended June 30, 2004 and 5.2% for the year-earlier period. Net interest income before the provision for loan losses increased $45,000 or 6% to $793,000 for the three months ended June 30, 2004, compared to a year earlier. Loan loss provisions were $60,000 for fourth quarter 2004, compared to $50,000 for fourth quarter 2003.

     Non-interest income decreased to $49,000, compared to $61,000 for the fourth quarter ended June 30, 2003. This decrease was due to a $12,000 increase in net operating losses recognized during fourth quarter 2004 on the Bank's investment in Cunot Apartments, L.P., compared to the year-earlier period. No gain on the sale of real estate acquired for development was recorded for the quarters-ending June 30, 2004 or 2003.

     Non-interest expense increased 2% to $659,000 for the three months ended June 30, 2004, compared to $647,000 for the same period a year earlier. The net cost to acquire, repair, maintain and sell repossessed property nearly doubled to $71,000 for fourth quarter 2004, from $37,000 a year earlier. Decreases in equipment and net occupancy expense partially offset the overall increase in non-interest expense.

     The Company's effective tax rate decreased to 17.4% for the three months ended June 30, 2004 compared to an effective rate of 40.6% for the same period in 2003. The decrease reflects an upward adjustment to income tax expense last year to account for the inability of the Company to fully recognize the benefits of capital losses incurred in fiscal year 2003 from the write-down of certain securities.

     For the twelve-month period ended June 30, 2004, net income increased 5% to $361,000, or $.28 basic and $.27 diluted earnings per common share, compared to $345,000 or $.27 basic and diluted earnings per common share for fiscal year 2003. Net income increased due to a sharp drop in income tax expense compared to the year earlier.

     Lower pre-tax income and tax benefits of capital losses recognized during fiscal 2004, combined with tax benefits from the elimination of a previously established valuation reserve, resulted in a $209,000 decrease in income tax expense compared to a year earlier. For fiscal year 2004, income before income taxes totaled $304,000, compared to $497,000 for 2003. A tax benefit of $57,000 was recognized for the twelve months ended June 30, 2004, compared to tax expense of $152,000 for the twelve months ended June 30, 2003.

     Net income for 2004 and 2003 each included similar charges to reduce carrying values of equity securities. Excluding these charges for impaired assets totaling $178,000, or $.14 per share for each year respectively, the Company earned $473,000 or $.36 per share for the twelve months ended June 30, 2004, compared to $457,000 or $.35 per share for the twelve months ended June 30, 2003.

     Net interest income before the provision for loan losses decreased $35,000 or 1% to $3.0 million for the year. Interest income decreased $548,000 or 11% primarily due to a decline in the average yield earned on loans. Interest from loans fell $426,000 or 9%. Breaking a six-quarter trend of declining total loans, outstanding loans increased 6% during the fourth quarter. However, if originated at current low market rates, a much larger loan portfolio will be required to match previous loan revenue levels.

     In addition, other earning assets also generated less income than in 2003. This decrease resulted from a decline in the average balance of earning assets and lower average yields earned on those balances. Income from investment securities available for sale, Federal Home Loan Bank stock and interest-earning deposits decreased $122,000 or 37% to $210,000 for fiscal year 2004.

     Interest expense decreased $513,000 or 25% compared to a year earlier. For the most part, lower market interest rates led to the decline in interest expense, which nearly matched the drop in interest income. A lower-costing deposit mix and lower average balances of borrowed funds also contributed to lower interest expense.

     Loan loss provisions increased 4% to $240,000 for the twelve-months ended June 30, 2004, from $230,000 for the prior year. This increase reflects management's assessment of multiple risk factors affecting the probability of full repayment of outstanding loans. Dynamic factors considered in assessing the appropriate level of loan loss provisions included, but were not limited to, the level and trend of loan delinquencies, and the effectiveness of collection efforts.

     Non-interest income decreased 52% to $63,000 for fiscal year 2004, from $132,000 the prior year. Gain on sale of real estate acquired for development decreased 57% to $30,000 for 2004, compared to $70,000 in 2003. Additionally, income from service charges on deposit accounts decreased 8% to $200,000 for the twelve months ended June 30, 2004 compared to $218,000 for the year-earlier period.

     Non-interest  expense  increased  $80,000 or 3% to $2.6  million  for 2004.
Costs of handling problem assets continued to consume increasing amounts of Company resources. The net cost to acquire, repair and dispose of repossessed loan collateral more than doubled to $229,000 for 2004, compared to $113,000 for 2003, and $75,000 in 2002. Much of this increase reflects a higher volume of foreclosures and repossessed property. With adjustments to underwriting standards implemented over the past two years and recent success in attracting low credit-risk borrowers, management believes that the overall quality of assets will steadily improve. However, it is uncertain when the costs of dealing with weaker credits already within the portfolio will cease to have a significant adverse impact on Company financial results.

     Legal and other professional fees increased $82,000 or 76%. Some of this increase resulted from contracted services that fluctuate with loan origination volume, which increased in 2004. However, most of this expense stems from higher basic business costs to be an exchange-listed public company, post Sarbanes-Oxley. Further, management expects the total cost for professional advice and services required to comply with NASDAQ, SEC and OTS laws and regulations to increase in 2005 and beyond.

     Salaries and employee benefits decreased $27,000 or 2%. Net occupancy expense decreased $30,000 or 19%. Equipment expenses decreased $19,000 or 20%. Computer processing fees decreased $17,000 or 7%. Decreases in these expense items partially offset the overall increase in non-interest expense.

     The Company realized a $57,000 tax benefit for fiscal year 2004 compared to a tax expense of $152,000 or an effective tax rate of 30.6% for fiscal year
2003. During third quarter 2004, corporate tax liability was reduced $68,000 through the elimination of previously established deferred tax asset valuation reserves. That, combined with lower pre-tax income and tax benefits of capital losses recognized during fiscal 2004, resulted in a $209,000 decrease in tax expense compared to 2003.

     At June 30, 2004, total assets were $63.4 million. Assets increased $1.8 million or 3% compared to June 30, 2003. During the twelve months ended June 30, 2004, outstanding loans increased $2.3 million or 5%. Most of the increase in loans occurred during the fourth quarter and was in response to increased advertising and a decision to offer competitive mortgage loan rates.

     Cash and cash equivalents decreased $1.0 million or 21% compared to twelve months earlier. Investment securities totaled $2.4 million at June 30, 2004, compared to $2.9 million at June 30, 2003. This 15% decrease reflected the $178,000 write-down of impaired equity securities and prepayments on mortgage-backed securities. Real estate acquired for development decreased
$99,000 or 18% to $439,000 due to land sales during the year by the bank's service corporation, BSF, Inc.

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

     Loans delinquent 90 days or more increased to $636,000 or 1.2% of total loans at June 30, 2004, compared to $520,000 or 1.1% of total loans at June 30, 2003. At June 30, 2004, non-performing assets were $1.6 million or 2.6% of total assets. Twelve months earlier, non-performing assets totaled $1.1 million or 1.8% of assets. Non-performing assets included $990,000 in real estate owned ("REO") and other repossessed properties at June 30, 2004 compared to $608,000 at June 30, 2003.

     The allowance for loan losses increased 25% to $396,000 from $316,000 at June 30, 2003. Allowances were 0.78% of total loans at June 30, 2004 and 0.65% at June 30, 2003. Net loan losses decreased 38% to $160,000 for fiscal year 2004 compared to $258,000 for 2003. Net loan losses were $215,000 for fiscal year 2002. Periodic provisions to loan loss allowances reflect management's view of risk in the Bank's entire loan portfolio due to a number of dynamic factors, including current economic conditions, quantity of outstanding loans, and loan delinquency trends. Management considered the allowance for loan losses at June 30, 2004 to be adequate to cover estimated losses inherent in the loan portfolio at that date.

     Deposits increased $358,000 to $38.9 million at June 30, 2004. Non-interest-bearing deposits increased 12% to $2.4 million. Overall the composition of deposits has followed a trend toward less costly and generally more stable core deposits. In particular, checking and savings balances have increased to 34% of total deposits at June 30, 2004, compared to 31% and 26% at year-end 2003 and 2002, respectively. Borrowings increased 6% to $17.0 million compared to $16.0 million at June 30, 2003.

     Shareholders' equity was $7.1 million or 11.2% of total assets at June 30, 2004. The Company's book value per share was $5.25 based on 1,356,050 shares outstanding. Factors impacting shareholder equity during fiscal 2004 included net income, four quarterly cash dividends totaling $.12 per share, an $88,000 net increase in the market value of securities available for sale, and the amortization of costs associated with stock-based employee benefit plans.

     Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.


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


                             HOME FINANCIAL BANCORP
                        Consolidated Financial Highlights
         (Dollars in thousands, except per share and book value amounts)


                                                2004                 2003
FOR THREE MONTHS ENDED JUNE 30:              -----------          -----------
Net Interest Income                          $       793          $       748
Provision for Loan Losses                             60                   50
Non-interest Income                                   49                   61
Non-interest Expense                                 659                  647
Income Tax                                            21                   46
Net Income                                           102                   66

Basic and Diluted Earnings Per Share:        $       .08          $       .05
Average Shares Outstanding - Basic             1,317,085            1,299,157
Average Shares Outstanding - Diluted           1,340,597            1,314,440


                                                2004                 2003
FOR TWELVE MONTHS ENDED JUNE 30:             -----------          -----------
Net Interest Income                          $     3,044          $     3,078
Provision for Loan Losses                            240                  230
Non-interest Income                                   63                  132
Non-interest Expense                               2,563                2,483
Income Tax                                           (57)                 152
Net Income                                           361                  345

Basic Earnings Per Share:                    $       .28          $       .27
Earnings Per Share:                          $       .27          $       .27
Average Shares Outstanding - Basic             1,309,896            1,292,421
Average Shares Outstanding - Diluted           1,332,345            1,299,722


                                               June 30,             June 30,
                                                 2004                 2003
                                             -----------          -----------
Total Assets                                 $    63,426          $    61,671
Total Loans                                       51,117               48,816
Allowance for Loan Losses                            396                  316
Total Deposits                                    38,896               38,539
Borrowings                                        17,000               16,000
Shareholders' Equity                               7,126                6,721

Non-Performing Assets                              1,626                1,128
Non-Performing Loans                                 636                  520

Non-Performing Assets to Total Assets               2.56%                1.83%
Non-Performing Loans to Total Loans                 1.24%                1.07%

Book Value Per Share*                        $      5.25          $      4.96


*Based on 1,356,050 Shares at June 30, 2004 and June 30, 2003.


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